210, 1167 Kensington Crescent NW Calgary, Alberta Canada T2N 1X7

FOR IMMEDIATE RELEASE

Oncolytics Biotech Inc. Reports Enrollment Has Resumed
In Phase I Malignant Glioma Study

CALGARY, Alberta, May 7, 2003 — Oncolytics Biotech Inc. (TSX: ONC, NASDAQ: ONCY) (‘Oncolytics’) today announced that enrollment has resumed in the Phase I component of its clinical study examining the use of REOLYSIN® in the treatment of recurrent malignant glioma, the most aggressive form of brain cancer.

Changes to the clinical protocol were suggested by an independent data safety monitoring board, the study investigators, and Oncolytics to enhance the measurement of the safety and efficacy of REOLYSIN® in the intended patient population in future studies. These changes have now been reviewed and approved by Health Canada.

Determination of the safety of REOLYSIN® is the primary purpose of the Phase I study. The study is examining the use of a single, intratumoural injection of REOLYSIN®, delivered using imaging-guided surgery, in patients with malignant glioma that has recurred despite other treatments, including surgery and radiation therapy. After treatment with REOLYSIN®, the Phase I patients are monitored and evaluated for safety for a period of six months. The Company previously reported that REOLYSIN® appeared to be well tolerated when surgically delivered into the brain during the treatment of the first six patients enrolled in the study. Four of the six treated patients were alive at the conclusion of their six-month safety follow-ups. Three of these four patients continue to be followed with survival times currently ranging between 7 and 10 months post-treatment.

About Oncolytics Biotech Inc.

Oncolytics is a Calgary-based biotechnology company focused on the development of REOLYSIN®, its proprietary formulation of the human reovirus, as a potential cancer therapeutic. Oncolytics’ researchers have demonstrated that the reovirus is able to selectively kill human cancer cells in vitro that are derived from many types of cancer, including breast, prostate, pancreatic and brain tumours, and have also demonstrated successful cancer treatment results in a number of animal models. Phase I clinical trial results have indicated that REOLYSIN® was well tolerated and that the reovirus demonstrated activity in tumours injected with REOLYSIN®.

This news release contains forward looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements, including the Company’s belief as to the Company’s expectations as to the safety and efficacy of REOLYSIN® including application by systemic delivery and anticipated result of the Phase I study; the Company’s expectations as to the design, timing and success of its planned clinical trial programs, including the anticipated enrollment and commencement of the Phase II study; the primary purpose of the Phase I study and its evaluation of the intended patient population for REOLYSIN® in future studies and other statements related to anticipated developments in the Company’s business and technologies, all of which involve known and unknown risks and uncertainties that could cause the Company’s actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, among others, the efficacy of REOLYSIN® as a cancer treatment, the success and timely completion of clinical studies and trials, uncertainties related to the research and development of pharmaceuticals, uncertainties related to the regulatory process and general changes to the economic environment. Investors should consult the Company’s quarterly and annual filings with the Canadian and U.S. securities commissions for additional information on risks and uncertainties relating to the forward looking statements. Investors are cautioned against placing undue reliance on forward looking statements. The Company does not undertake to update these forward looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

For Canada:	For Canada:	For United States:
Oncolytics Biotech Inc. Matthew Coffey, Ph.D. 210, 1167 Kensington Cr NW Calgary, Alberta T2N 1X7 Tel: 403.670.7377 Fax: 403.283.0858 info@oncolyticsbiotech.com	The Equicom Group Inc. Joanna Longo 20 Toronto Street Toronto, Ontario M5C 2B8 Tel: 416.815.0700 ext. 233 Fax: 416.815.0080 jlongo@equicomgroup.com	The Investor Relations Group Gino De Jesus or Dian Griesel, Ph.D. 50 Pine Street, 6th Floor New York, NY 10005 Tel: 212.825.3210 Fax: 212.825.3229 theproteam@aol.com